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                            ASSET PURCHASE AGREEMENT
                        (WROL-AM, BOSTON, MASSACHUSETTS)

         This AGREEMENT (this "Agreement") is dated as of December ___, 2000, by and between CARTER BROADCASTING, INC. ("Seller") and SCA LICENSE CORPORATION ("Buyer").

                                    RECITALS:

         1. Seller owns and operates radio station WROL-AM licensed to Boston, Massachusetts (the "Station"), and holds the licenses and authorizations issued by the FCC for the operation of the Station.

         2. Buyer desires to acquire certain assets of the Station, and Seller is willing to convey such assets to Buyer.

         3. The acquisition of the Station is subject to prior approval of the FCC.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, Seller and Buyer hereby agree as follows:

                                    ARTICLE 1

                                   TERMINOLOGY

         1.1      ACT.     The Communications Act of 1934, as amended.

         1.2      ADJUSTMENT AMOUNT.        As  provided  in SECTION  2.6,  the
amount by which Buyer's account is to be credited or charged, as reflected on the Adjustment List.

         1.3 ADJUSTMENT LIST. As provided in SECTION 2.6, an itemized list of all sums to be credited or charged against the account of Buyer, with a brief explanation in reasonable detail of the credits or charges, consistent with the allocation principle set forth in Section 2.6(a).

         1.4 ASSUMED OBLIGATIONS. Such term shall have the meaning defined in SECTION 2.3.

         1.5      BUSINESS DAY.       Any calendar  day,  excluding  Saturdays
and Sundays, on which federally chartered banks are regularly open for business.

         1.6 CLOSING. The closing with respect to the transactions contemplated by this Agreement.

         1.7 CLOSING DATE. The date determined as the Closing Date as provided in SECTION 8.1.

         1.8 DOCUMENTS. This Agreement and all Exhibits and Schedules hereto, and each other agreement, certificate, or instrument delivered pursuant to or in connection with this Agreement, including amendments thereto that are expressly permitted under the terms of this Agreement.

         1.9 ENVIRONMENTAL ASSESSMENT. Such term shall have the meaning defined in SECTION 5.10.

         1.10 ENVIRONMENTAL LAWS. The Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Safe Drinking Water Act, each as amended, and any other applicable federal, state and local laws, statutes, rules or regulations concerning or relating to the

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treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting or dumping of Hazardous Materials, or the pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata).



         1.11     EXCLUDED ASSETS.  Such term shall have the meaning defined in
SECTION 2.2.

         1.12     FCC.  Federal Communications Commission.

         1.13 FCC LICENSES. The licenses, permits and authorizations of the FCC for the operation of the Station as listed on SCHEDULE 3.8.

         1.14 FCC ORDER. An action, order or decision of the FCC, which is a Final Action, granting its consent to the assignment of the FCC Licenses to Buyer.

         1.15 FINAL ACTION. An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or SUA SPONTE action of the FCC with comparable effect is pending and as to which the time for filing any such petition or appeal (administrative or judicial) or for the taking of any such SUA SPONTE action of the FCC has expired.

         1.16 HAZARDOUS MATERIALS. Toxic materials, hazardous wastes, hazardous substances, pollutants or contaminants, asbestos or asbestos-related products, polychlorinated biphenyls ("PCBs"), petroleum, crude oil or any fraction or distillate thereof in excess of legally-defined permissible limits (as such terms are defined in any applicable federal, state or local laws, ordinances, rules and regulations, and including any other terms which are or may be used in any applicable Environmental Laws to define prohibited or regulated substances).

         1.17     INDEMNIFIED PARTY. Any party described in SECTION 9.3 or
SECTION 9.4 against which any claim or liability may be asserted by a third party which would give rise to a claim for indemnification under the provisions of this Agreement by such party.

         1.18 INDEMNIFYING PARTY. The party to the Agreement (not the Indemnified Party) that, in the event of a claim or liability asserted by a third party against the Indemnified Party which would give rise to a claim for indemnification under the provisions of this Agreement.

         1.19 LIEN. Any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any Sale Assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

         1.20 MATERIAL ADVERSE EFFECT. A condition, event or circumstance which would materially restrict, limit, increase the cost or burden of or otherwise materially adversely affect or materially impair the right of Buyer to the ownership, use, control, enjoyment or operation of the Station or the proceeds therefrom; provided, however, that any condition which requires that the Station be operated in accordance with a condition similar to those contained in the present FCC licenses issued for operation of the Station shall not be deemed a Material Adverse Condition.

         1.21 OSHA LAWS. The Occupational Safety and Health Act of 1970, as amended, and all other federal, state or local laws or ordinances, including orders, rules and regulations thereunder, regulating or otherwise affecting health and safety of the workplace.

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         1.22     PERMITTED LIEN. For purposes hereof, "Permitted Lien" shall mean (i) easements, restrictions, and other similar matters which will not materially adversely affect the use of the Real Property in the ordinary course of business; (ii) liens for taxes not due and payable or, that are being contested in good faith by appropriate proceedings; (iii) mechanics, materialmen's, carriers', warehousemen's, landlords' or other similar liens in the ordinary course of business for sums not yet due or which are being contested in good faith by appropriate proceedings; (iv) liens or mortgages that will be released at Closing; and (v) zoning ordinances and regulations, including statutes and ordinances relating to the liens of streets and to other municipal improvements, which will not materially adversely affect the use of the Real Property in the ordinary course of business, provided that any of the foregoing alone or in the aggregate do not materially impair the value or materially interfere with the use of any asset or property of the Seller material to the operation of its business as it has been and is now conducted.

         1.23 PURCHASE PRICE. The consideration to be paid by Buyer to Seller for purchase of the Sale Assets in an amount equal to Eleven Million Dollars ($11,000,000) payable pursuant to the terms of SECTION 2.4 and subject to adjustments pursuant to SECTION 2.6.

         1.24     REAL PROPERTY.  Such term shall have the meaning defined in
SECTION 3.7.

         1.25 RULES AND REGULATIONS. The rules of the FCC as set forth in Volume 47 of the Code of Federal Regulations, as well as such other policies of the FCC, whether contained in the Code of Federal Regulations, or not, that apply to the Station.

         1.26 SALE ASSETS. All of the tangible and intangible assets to be transferred by Seller to Buyer as set forth in SECTION 2.1.

         1.27 STATION AGREEMENTS. The agreements, commitments, contracts, leases and other items described in SECTION 2.1(d) which relate to operation of the Station.

         1.28 TOWER COORDINATES. Such term shall have the meaning defined in SECTION 3.15 hereof.
                                   ARTICLE II

                                PURCHASE AND SALE

         2.1 SALE ASSETS. On the Closing Date, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller, free and clear of all Liens, except Permitted Liens, all of Seller's right, title and interest, legal and equitable, in and to the tangible and intangible, real, personal and mixed assets (except Excluded Assets) used or useful in the operation of the Station including the following:

                  (a) TANGIBLE PERSONAL PROPERTY. All equipment, parts, supplies, furniture, fixtures, studio equipment, and other tangible personal property now or hereinafter owned by Seller and used in the operation of the Station including, but not limited to the tangible personal property listed on
SCHEDULE 3.6, together with such modifications, replacements, improvements and additional items, made or acquired between the date hereof and the Closing Date;

                  (b) REAL PROPERTY AND LEASES. Seller's interests in all of the real property used in operating the Station including, without limitation, all right, title and interest of Seller in and to the Station's transmitting facilities and all Real Property described in SCHEDULE 3.7.

                  (c)   LICENSES AND PERMITS. The FCC Licenses listed on
SCHEDULE 3.8 and all other assignable or transferable governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) now held by Seller or hereafter obtained by Seller between the date

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hereof and the Closing Date, to the extent such other permits, licenses and authorizations pertain to or are used in the operation of the Station;

                  (d)   STATION AGREEMENTS. All agreements which are listed on
SCHEDULE 3.9 as agreements which Buyer elects to assume; any renewals, extensions, amendments or modifications of those agreements being assumed which are made in the ordinary course of Seller's operation of the Station and in accordance with the terms and provisions of this Agreement;

                  (e) RECORDS. True and complete copies of all of the books, records, accounts, files, logs, ledgers, reports of engineers and other consultants or independent contractors, pertaining to or used in the operation of the Station (other thancorporate records);

                  (f) INTELLECTUAL PROPERTY. All of Seller's Intellectual Property used in, or related to, the Station or Sale Assets. For purposes of this Agreement, "Intellectual Property" shall mean all of the following relating to the use or operation of the Station or the Sale Assets: trademarks, service marks, brand names, trade names, mask works, Internet Domain Name(s), Internet Web page(s), HTML content located and publicly accessible from the Domain Names, the visitor e-mail data bases for Internet Domain Names, call letters, slogans, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdictions to register the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not; patents and applications for patents; nonpublic information, trade secrets or confidential information; writings and other works, whether copyrightable or not; technology, know-how or computer software programs and applications used in the Station's business, any similar intellectual property or proprietary rights, and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                  (g) MISCELLANEOUS ASSETS. Any other tangible, intangible, real, personal or mixed asset, property or right of any kind or nature not otherwise described in this SECTION 2.1 and now or hereinafter owned or used by Seller in connection with the operation of the Station.

         2.2 EXCLUDED ASSETS. Notwithstanding any provision of this Agreement to the contrary, Seller shall not transfer, convey or assign to Buyer, but shall retain all of its right, title and interest in and to, the following assets owned or held by it on the Closing Date ("Excluded Assets"):

                  (a) Any and all cash, cash equivalents, cash deposits to secure contract obligations, all inter-company receivables from any affiliate of Seller and all other accounts receivable, bank deposits and securities held by Seller in respect of the Station at the Closing Date, that are unrelated to the operation of the Station after the Closing Date and further provided that such cash or receivable is not for services on obligations of the Station after the Closing Date (except to the extent Seller receives a credit therefor under SECTION 2.6, in which event such cash, receivable, deposit or security shall be included as part of the Sale Assets).

                  (b) Any and all claims of Seller with respect to transactions prior to the Closing including, without limitation, claims for tax refunds and refunds of fees paid to the FCC.

                  (c) All prepaid expenses (except to the extent Seller receives a credit therefor under SECTION 2.6, in which event the prepaid expense shall be included as part of the Sale Assets).

                  (d)   All contracts of insurance and claims against insurers.

                  (e) All employee benefit plans and the assets thereof and all employment contracts.

                  (f) All contracts that are terminated in accordance with the terms and provisions of


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this Agreement or have expired prior to the Closing Date in the ordinary course of business; and all loans and loan agreements.


                  (g) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement and in the ordinary course of business.

                  (h) Seller's corporate records except to the extent such records pertain to or are used in the operation of the Station, in which case Seller shall deliver materially accurate copies thereof to Buyer.

                  (i) All commitments, contracts and agreements not specifically assumed by Buyer pursuant to SECTION 2.1(d), above.


         2.3      ASSUMPTION OF LIABILITIES.

                  (a) At the Closing, Buyer shall assume and agree to perform, without duplication of Seller's performance, the following liabilities and obligations of Seller (the "Assumed Obligations"):

                        (i) Current liabilities of Seller for which Buyer receives a credit pursuant to SECTION 2.6, but not in excess of the amount of such credit;

                        (ii) Liabilities and obligations arising under the Station Agreements, if any, assumed by and transferred to Buyer in accordance with this Agreement, but only to the extent such liabilities and obligations relate to any period of time after the Closing; and

                        (iii)    The obligations, if any, specifically listed in
SCHEDULE 2.3.

                  (b) Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any debts, liens, charges, claims, encumbrances, duties, responsibilities, obligations or liabilities of Seller of any kind or nature, whether express or implied, known or unknown, contingent or absolute, including, without limitation, any liabilities to or in connection with Seller's employees whether arising in connection with the transaction contemplated hereunder or otherwise.

         2.4 PAYMENTS OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer as follows:

                  (a) At the Closing, Ten Million Dollars ($10,000,000) of the Purchase Price shall be paid to Seller by wire transfer of immediately available funds.

                  (b) Buyer shall pay to Seller, or Seller shall pay to Buyer, the Adjustment Amount in accordance with SECTION 2.6.

                  (c) On or before twelve months after the Closing Date, One Million Dollars ($1,000,000) of the Purchase Price shall be paid to Seller by wire transfer of immediately available funds.

         2.5 ALLOCATION OF THE PURCHASE PRICE. Buyer and Seller shall agree to an allocation of the Purchase Price as set forth in SCHEDULE 2.5 hereof. Buyer and Seller shall use such allocation for all reporting purposes in connection with federal, state and local income and, to the extent permitted under applicable law, franchise taxes. Buyer and Seller agree to report such allocation to the Internal Revenue

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Service in the form required by Treasury Regulation Section 1.1060-1T.

         2.6      ADJUSTMENT OF PURCHASE PRICE.

                  (a) All operating income and operating expenses of the Station shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Station on or before the Closing Date shall be for the account of Seller, and all income and expenses attributable to the operation of the Station after the closing Date shall be for the account of Buyer. Any cost or obligation related to any Permitted Lien shall also be included as part of the adjustment and allocation between Buyer and Seller.

                  (b) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this SECTION 2.6 shall be made in accordance with generally accepted accounting principles.

                  (c) For purposes of making the adjustments pursuant to this Section, Buyer shall prepare and deliver the Adjustment List to Seller within forty five (45) days following the Closing Date, or such later date as shall be mutually agreed to by Seller and Buyer. The Adjustment List shall set forth the Adjustment Amount. If the Adjustment Amount is a credit to the account of Buyer, Seller shall pay such amount to Buyer, and if the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay such amount to Seller. In the event Seller disagrees with the Adjustment Amount determined by Buyer or with any other matter arising out of this subsection, and Buyer and Seller cannot within sixty (60) days resolve the disagreement themselves, the parties will refer the disagreement to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final. The fees and expenses of such accountants shall be paid by the party who does not prevail on the disputed matters decided by the accountants.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Notwithstanding anything to the contrary in this Agreement, Seller makes no representation or warranty other than as set forth in this ARTICLE III. Seller hereby represents and warrants to Buyer as follows:

         3.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation, validly existing and in good standing under the laws of the State of ____________ and authorized to conduct business in the State of ____________ and each and every jurisdiction where Seller conducts business. Seller has all requisite power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted until the Closing.

         3.2 AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS. Seller's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of the Seller are necessary to authorize and approve this Agreement. As of the date hereof, the Board of Directors of Seller has determined that the transaction contemplated by this Agreement is advisable and in the best interest of its stockholders. Seller has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions hereby and thereby contemplated. This Agreement and each of the other Documents have been, or at or prior to the Closing will be, duly executed by Seller. The Documents, when executed and

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delivered by the parties hereto, will constitute legal and valid obligations of
Seller enforceable against it in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies generally, and except as may be limited by general principles of equity.

         3.3 ABSENCE OF CONFLICTS. The execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents by Seller, and the consummation of the transactions contemplated hereby and thereby:

                  (a) do not in any material respect (with or without the giving of notice or the passage of time or both) violate, or result in the creation of any Lien other than a Permitted Lien, on any of the Sale Assets under any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Seller;

                  (b) do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under the articles of incorporation or bylaws of Seller or pursuant to any lease, agreement, commitment or other instrument which Seller is a party to, or bound by, or by which any of the Sale Assets may be bound, or result in the creation of any Lien, other than a Permitted Lien, upon any of the Sale Assets.

         3.4 GOVERNMENTAL CONSENTS AND CONSENTS OF THIRD PARTIES. Except for such consents as are required by the FCC and as are disclosed on SCHEDULE 3.4, the execution and delivery of, and the performance of Seller's obligations under, this Agreement and each of the other Documents by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration of filing with, any court or public agency or governmental body or other authority, or the consent of any person under any agreement, arrangement or commitment of a nature to which Seller is a party or by which it is bound or by which the Sale Assets are bound or to which they are subject to, the failure of which to obtain would have a Material Adverse Effect on the Sale Assets or the operation of the Station.

         3.5 SALE ASSETS. The Sale Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are used in the conduct of the business of owning and operating the Station in the manner in which that business is now conducted, including, without limitation all of the assets described in SECTION 2.1 with the exception of the Excluded Assets described in SECTION 2.2.

         3.6 TANGIBLE PERSONAL PROPERTY. Except for supplies and other incidental items which in the aggregate are not of material value, the list of Tangible Personal Property set forth on SCHEDULE 3.6 is a complete and correct list of all of the items of tangible personal property (other than Excluded Assets) used to a material extent in the operation of the Station in the manner in which it is now operated. In addition:

                  (a) Seller has good, marketable and valid title to all of the items of Tangible Personal Property free and clear of all Liens except Permitted Liens, and including the right to transfer same.

                  (b) The Tangible Personal Property has been maintained in accordance with industry practices and is in good operating condition subject only to ordinary wear and tear.

                  (c) The Tangible Personal Property complies with applicable rules and regulations of the FCC and the terms of the FCC Licenses.

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                  (d) There is no any defect in the condition or operation of any item of the Tangible Personal Property which is reasonably likely to have a Material Adverse Effect on the operation of the Station.

         3.7      REAL PROPERTY.

                  (a) The real property described on SCHEDULE 3.7 constitutes a complete and correct summary description in all material respects of all of the interests in real estate, including all leases, used to any extent in the operation of the Station in the manner in which it has been and is now operated. Said real property, together with all improvements affixed thereto, is herein defined as the "Real Property."

                  (b) Seller does not owe any money to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Real Property which shall not be paid in full on or before Closing.

                  (c) Seller's present use of the Real Property is in compliance with all applicable zoning codes in effect as of the date hereof, and Seller has not received any notices of uncorrected violations of the applicable housing, building, safety or fire ordinances. The Real Property is served by all utilities, including, without limitation, electricity and water in capacities adequate for the present use of the Real Property and improvements thereon.

                  (d) Seller has not made any other agreement for the sale or lease of, or given any other person an option to purchase or lease or a right of first refusal to purchase or lease, all or any part of the Real Property, and Seller has not subjected the Real Property to any liens (other than Permitted Liens), easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record.

                  (e)   Seller has good and marketable title to the Real
Property.

         3.8 FCC LICENSES. Seller is the holder of the FCC Licenses listed on SCHEDULE 3.8, and except as set forth on such Schedule, the FCC Licenses (i) are valid, in good standing and in full force and effect, unimpaired by any act or omission of Seller, and constitute all of the licenses, permits and authorizations required by the Act, the Rules and Regulations or the FCC for, or used in, the operation of the Station in all material respects as now operated,
(ii) constitute all the current licenses and authorizations issued by the FCC to Seller for or in connection with the current operation of the Station; (iii) there is no condition imposed by the FCC as part of any FCC License which is neither set forth on the face thereof as issued by the FCC nor contained in the Rules and Regulations applicable generally to stations of the type, nature, class or location of the Station; (iv) the Station is being operated at full authorized power, in accordance with the terms and conditions of the FCC Licenses applicable to it and in accordance with the Rules and Regulations, except to the extent a failure to so comply would not constitute a Material Adverse Effect; (v) no application, action or proceeding is pending, or, is threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC with respect to the Station or its operation, other than proceedings affecting the radio broadcasting industry in general; (vi) there is not before the FCC any material investigation, proceeding, notice of violation or order of forfeiture relating to the Station; (vii) Seller has complied in all material respects with all requirements to file reports, applications and other documents with the FCC with respect to the Station, and all such reports, applications and documents are complete and correct in all material respects; (viii) there are no matters (A) which could reasonably be expected to result in the suspension, revocation, cancellation, modification of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC, or (B) against Seller which could reasonably be expected to result in the FCC's refusal to grant approval of the assignment to Buyer of the FCC Licenses or


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the imposition of any Material Adverse Effect in connection with approval of such assignment; (ix) there are not any unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Station or its operation; and
(x) the "Public Inspection File" of the Station is in substantial and material compliance with Section 73.3526 of the Rules and Regulations. Complete and accurate copies of all FCC Licenses are attached hereto as a part of SCHEDULE 3.8.

         3.9      STATION AGREEMENTS.

                  (a) SCHEDULE 3.9 sets forth an accurate and complete list of all material agreements, contracts, arrangements or commitments in effect as of the date hereof, including all amendments, modifications and supplements thereto which the Station or its assets or properties are bound by ("Station Agreements"). Complete and correct copies of all Station Agreements have been delivered to Buyer.

                  (b) Except as set forth in the Schedules, and with respect to all Station Agreements being assumed by Buyer, (i) all Station Agreements are legal, valid and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity; (ii) neither Seller, nor, any party thereto is in material breach of or in material default under any Station Agreements; (iii) there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Station Agreements which are, individually or in the aggregate, material to the operation of the Station; and (iv) Seller holds the right to enforce and receive the benefits under all of the Station Agreements, free and clear of all Liens (other than Permitted Liens) but subject to the terms and provision of each such agreement.

                  (c) SCHEDULE 3.9 indicates, for each Station Agreement listed thereon which Agreement is being assumed by Buyer, and whether consent or approval by any party thereto is required thereunder for consummation of the transactions contemplated hereby.

                  (d) Buyer and Seller acknowledge that certain of the Station Agreements, to be included in the Sale Assets, and the rights and benefits thereunder necessary or appropriate or relating to the conduct of the business and activities of Seller and/or the Station may not, by their terms, be assignable. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign such Station Agreement, and Buyer shall not be deemed to have assumed the same or to be required to perform any obligations thereunder, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights under such Station Agreement of Buyer or Seller thereunder. In such event, Seller will cooperate with Buyer to provide for Buyer all benefits to which Seller is entitled under such Station Agreements, and any transfer or assignment to Buyer by Seller of any such Station Agreement or any right or benefit arising thereunder or resulting therefrom which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. Seller shall, without further consideration therefor, pay, assign and remit to Buyer promptly all monies, and, to the extent permitted, all other rights or consideration received or obtained, or which may be received or obtained in respect of performance of such Station Agreements.

         3.10 LITIGATION. There are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or threatened against Seller which would, individually or in the aggregate if adversely determined, have a Material Adverse Effect on the Sale Assets or the operation of the Station, or which would give any third party the right to enjoin the transactions contemplated by this Agreement. There is no basis for any such claim, investigation, action, suit or proceeding which would, individually or in the aggregate if adversely determined, have a Material Adverse Effect on the Sale Assets or operation of the Station. To the best knowledge of Seller, there are no existing or pending orders, judgments or decrees of any court or governmental agency affecting Seller, the Station or any of the Sale

Assets which would materially adversely affect the Station's operations of the Sale Assets. Notwithstanding the disclosure of any matter herein, Buyer shall not assume any liability for any such matter.

         3.11    LABOR MATTERS.

                  (a) Seller is not a party to any collective bargaining agreement, and there is no collective bargaining agreement that determines the terms and conditions of employment of any employees of Seller.

                  (b)   With respect to the Station:

                        (i) There is no labor strike, dispute, slow-down or stoppage pending or, to the actual knowledge of Seller, threatened against the Station;

                        (ii) Except as set forth in SCHEDULE 3.11, there are neither pending nor threatened, any suits, actions, administrative proceedings, union organizing activities, arbitrations, grievances, complaint, charges, claims or other proceedings between Seller and any employees of the Station or any union representing such employees; and to Seller's actual knowledge, there are no existing labor or employment or other controversies or grievances involving employees of the Station which have had or are reasonably likely to have a Material Adverse Effect on the operation of the Station;

                        (iii) (A) Seller is in compliance in all material respects with all laws, rules and regulations relating to the employment of labor and all employment contractual obligations, including those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of taxes and contributions except for such non-compliance which individually or in the aggregate would not have a Material Adverse Effect on the business or financial condition of the Station; (B) Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees; and (C) Seller is not liable to any present or former employees or any governmental authority for damages, arrears of wages or any tax or penalty for failure to comply with the foregoing except for such liability which individually or in the aggregate would not have a Material Adverse Effect on the business or financial condition of the Station;

                           (iv) Buyer's  consummation of the  transactions
contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer the obligation to pay any severance or termination pay under any agreement, plan or arrangement binding upon Seller.

         3.12 EMPLOYEE BENEFIT PLANS. Buyer's consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer any obligation under any benefit plan, contract or arrangement (regardless of whether they are written or unwritten and funded or unfunded) covering employees or former employees of Seller in connection with their employment by Seller. For purposes of the Agreement, "benefit plans" shall include without limitation employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, vacation benefits, employment and severance contracts, stock option plans, bonus programs and plans of deferred compensation.

         3.13 COMPLIANCE WITH LAW. The operation of the Station complies in all material respects with the applicable rules and regulations of the FCC and all federal, state, local or other laws, statutes, ordinances, regulations, and any applicable order, writ, injunction or decree of any court, commission, board, agency or other instrumentality.

         3.14     ENVIRONMENTAL MATTERS; OSHA.

                  (a) Seller has obtained all material, environmental, health and safety permits necessary or required for either the operation of the Station as currently operated or the ownership of the Sale Assets and all such permits are in full force and effect and Seller is in compliance with all material terms and conditions of such permits.

                  (b) There is no proceeding pending or threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of the Station as currently conducted or the ownership of the Sale Assets.

                  (c) With respect to the Station and the Sale Assets, Seller is in compliance in all material respects with the provisions of Environmental Laws.

                  (d) Seller has not, and no other person or entity, has caused or permitted materials to be generated, released, stored, treated, recycled, disposed of, on, under or at such parcels, which materials, if known to be present, would require clean up, removal or other remedial or responsive action under Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used and /or stored appropriately in the buildings or improvements on the Real Property). Seller has not caused the migration of any materials from the Sale Assets onto or under any property, which materials, if known to be present, would require cleanup, removal or other remedial or responsive action under Environmental Laws. There are no underground storage tanks and no PCBs or friable asbestos in or on the Sale Assets or Real Property.

                  (e) Seller is not subject to any judgment, decree, order or citation with respect to the Sale Assets related to or arising out of Environmental Laws, and Seller has not received notice that it has been named or listed as a potentially responsible party by any person or governmental body or agency in any matter, under Environmental Laws.

                  (f) Seller has not discharged or disposed of any petroleum product or solid waste on the Real Property or on the property adjacent to the Real Property owned by third parties, which may form the basis for any present or future claim based upon the Environmental Laws in existence on the date hereof or as of the Closing, or any demand or action seeking clean-up of any site, location, body of water, surface or subsurface, under any Environmental Laws or otherwise, or which may subject the owner of the Real Property to claims by third parties (except to the extent third party liability can be established) for damages.

                  (g) No portion of the Sale Assets have ever been used by Seller, nor by any previous owner of the Sale Assets, or any of them, in material violation of Environmental Laws or as a landfill, dump site or any other use which involves the disposal or storage of Hazardous Materials on-site or in any manner which may have a Material Adverse Effect on the value of the Real Property or the Sale Assets.

                  (h) No pesticides, herbicides, fertilizers or other materials have been used on, applied to or disposed of by Seller on or in the Sale Assets in material violation of any Environmental Laws (other than normal office, cleaning and maintenance supplies in reasonable quantities used and/or stored appropriately in the buildings or improvements on the Real Property).

                  (i) With respect to the Sale Assets, Seller has disposed of all waste in full compliance with all Environmental Laws and there is no existing condition that may form the basis of any present or future claim, demand or action seeking clean up of any facility, site, location or body of water, surface or subsurface, for which the Buyer could be liable or responsible solely as a result of the disposal of waste at such site by a prior owner of the Sale Assets.

                  (j) Seller is in material compliance with all OSHA Laws applicable to the Sale Assets.

                  (k) Seller has not received written notice of, nor is it the subject of, any actions, causes of action, claims, investigations, demands or notices alleging liability under or non-compliance with Environmental Laws or that Seller is a potentially responsible party at any superfund site or state equivalent site with respect to the Real Property or Sale Assets.

                  (l) Seller has not agreed to indemnify any predecessor or other party with respect to any environmental liability relating to the Real Property or Sale Assets.

         3.15 TOWER COORDINATES. At Closing, the current vertical elevation and geographical coordinates of the Station's towers ("the Tower Coordinates") shall be properly registered with the FCC and Federal Aviation Administration ("FAA"); and the Tower Coordinates shall comply with and correspond to the current vertical elevation an geographical coordinates authorized by the FAA, FCC and any other governmental authority, including any federal, state or local authority having jurisdiction over the Station or said towers.

         3.16 FILING OF TAX RETURNS. Seller has filed all federal, state and local tax returns which are required to be filed, and has paid all taxes and all assessments to the extent that such taxes and assessments have become due, other than such returns, taxes and assessments, the failure to file or pay would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

         3.17 ABSENCE OF INSOLVENCY. No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or any of the Sale Assets, are pending or threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

         3.18 BROKER'S OR FINDER'S FEES. Except for as set forth on SCHEDULE 3.18, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

         3.19 INSURANCE. There is now, and through the Closing Date there shall be, in full force and effect with reputable insurance companies fire and extended coverage insurance with respect to all material tangible Sale Assets and public liability insurance, all in commercially reasonable amounts, and the Sale Assets shall be insured to cover the full amount of any loss.

         3.20 NO UNDISCLOSED LIABILITIES. As of the Closing Date, Seller has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a consolidated balance sheet that relates to the Station or the Sale Assets except liabilities or obligations which would not in the aggregate have a Material Adverse Effect on the Station or Sale Assets.

         3.21 ABSENCE OF CERTAIN CHANGES OR EVENTS. As of the Closing Date, the Station and Sale Assets shall have been conducted and utilized in all material respects in the ordinary course and there has not been any event, circumstance, occurrence or development that has had or will have a Material Adverse Effect on the Station or Sale Assets.

         3.22 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Seller, nor any statement made in any document or certificate furnished by Seller pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware Buyer has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing.

         4.2 AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized and approved by all necessary corporate action on the part of Buyer. Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Documents and to consummate the transactions hereby and thereby contemplated. This Agreement and each of the other Documents have been, or at or prior to the Closing will be, duly executed by Buyer. The Documents, when executed and delivered by the parties hereto, will constitute the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights or remedies generally, and except as may be limited by general principles of equity.

         4.3 ABSENCE OF CONFLICTS. Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transaction contemplated hereby and thereby:

                  (a) do not in any material respect (with or without the giving of notice or the passage of time or both) violate or result in the creation of any claim, lien, charge or encumbrance on any of the assets or properties of Buyer under any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to Buyer in any manner which would have a Material Adverse Effect on the assets, business, operation or financial condition or results of operations of Buyer;

                  (b) do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, the articles of incorporation or bylaws of Buyer or any lease, agreement, commitment, or other instrument which Buyer is a party to, bound by, or by which any of its assets or properties may be bound.

         4.4 GOVERNMENTAL CONSENTS AND CONSENTS OF THIRD PARTIES. Except for the required consent of the FCC, Buyer's execution and delivery of, and the performance of its obligations under, this Agreement and each of the other Documents and the consummation by Buyer of the transaction contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature to which Buyer is a party or by which it is bound, the failure of which to obtain would have a Material Adverse Effect on the assets, business, operation or financial condition or results of operations of Buyer.

         4.5      QUALIFICATION.

                  (a) Buyer has no knowledge after due inquiry of any facts concerning Buyer or any other person with an attributable interest in Buyer (as such term is defined under the Rules and Regulations) which, under present law (including the Act) and the Rules and Regulations, would (i) disqualify Buyer from being the holder of the FCC Licenses, the owner of the Sale Assets or the operator of the Station upon consummation of the transactions contemplated by this Agreement, or (ii) raise a substantial and material question of fact (within the meaning of Section 309(e) of the Act) respecting Buyer's qualifications.

                  (b) Without limiting the foregoing SUBSECTION (a), Buyer shall make the affirmative certifications provided in Section III of FCC Form 314, or as may be required on any form required by the FCC to obtain its consent to this transaction, at the time of filing of such form with the FCC as contemplated by SECTION 5.2.

         4.6 BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, or other person or firm acting on behalf of or under the authority or Buyer or any affiliate of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with transactions contemplated by this Agreement.

         4.7 LITIGATION. There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin the transactions contemplated by this Agreement.

         4.8 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Buyer, nor any statement made in any document or certificate furnished by Buyer pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                     TRANSACTIONS PRIOR TO THE CLOSING DATE

         5.1 CONDUCT OF THE STATION'S BUSINESS PRIOR TO THE CLOSING DATE. Seller covenants and agrees with Buyer that between the date hereof and the Closing Date, unless the Buyer otherwise agrees in writing (which agreement shall not be unreasonably withheld or delayed), Seller shall:

                  (a) Use reasonable commercial efforts to maintain insurance upon all of the Sale Assets in such amounts and of such kind to cover the full amount of any loss with respect to such Sale Assets and with respect to the operation of the Station, with insurers of substantially the same or better financial condition;

                  (b) Operate the Station and otherwise conduct its business in all material respects in accordance with the terms or conditions of its FCC Licenses, the Rules and Regulations, the Act and all other rules and regulations, statutes, ordinances and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Station, except where the failure to so operate would not have a Material Adverse Effect on the Sale Assets or the operation of the Station or on the ability of Seller to consummate the transactions contemplated hereby;

                  (c) Comply in all material respects with all Station Agreements now or hereafter existing;

                  (d) Promptly notify Buyer of any material default by, or claim of default against, any party under any Station Agreements and any event or condition which, with notice or lapse of time or both, would constitute an event of default under such Station Agreements;

                  (e) Not mortgage, pledge or subject to any Lien other than a Permitted Lien any of the Sale Assets;

                  (f) Not sell, lease or otherwise dispose of, nor agree to sell, lease or otherwise dispose of, any of the Sale
Assets;

                  (g)   Not amend or terminate any Station Agreement;

                  (h) Not introduce any material change with respect to the operation of the Station including, without limitation, any material changes in the broadcast hours of the Station or any other material change in the Station's programming policies, except such changes as in the sole discretion of Seller, exercised in good faith after consultation with Buyer, are required by the public interest;

                  (i) Notify Buyer of any complaints, investigations, hearing or any material litigation pending or threatened against Station or any material damage to or destruction of any assets included or to be included in the Sale Assets.

         5.2 GOVERNMENTAL CONSENTS. Seller and Buyer shall file with the FCC, within ten (10) business days after the execution of this Agreement, such applications and other documents in the name of Seller or Buyer, as appropriate, as may be necessary or advisable to obtain the FCC Order. Seller and Buyer shall take all commercially reasonable steps necessary to prosecute such filings with diligence and shall diligently oppose any objections to, appeals from or petitions to reconsider such approval of the FCC, to the end that the FCC Order and a Final Action with respect thereto may be obtained as soon as practicable; provided, however, that in the event the application for assignment of the FCC Licenses has been designated for hearing, either Buyer or Seller may elect to terminate this Agreement pursuant to SECTION 10.1(C). Buyer shall not knowingly take, and Seller covenants that Seller shall not knowingly take, any action that such party knows or has reason to know would materially and adversely affect or materially delay issuance of the FCC Order or materially and adversely affect or materially delay its becoming a Final Action without a Material Adverse Effect, unless such action is requested or required by the FCC, its staff or the Rules and Regulations. Should Buyer or Seller become aware of any facts which could reasonably be expected to materially and adversely affect or materially delay issuance of the FCC Order without a Material Adverse Effect (including but not limited to, in the case of Buyer, any facts which would reasonably be expected to disqualify Buyer from controlling the Station), such party shall promptly notify the other party thereof in writing and both parties shall cooperate to take all steps necessary or desirable to resolve the matter expeditiously and to obtain the FCC's approval of matters pending before it. Subject to the terms and conditions herein provided, Buyer and Seller shall promptly determine whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any other governmental agency or regulatory body of the federal, state and local jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and take all reasonable actions necessary to obtain any required permits, authorizations or appraisals.

         5.3 OTHER CONSENTS. Seller shall use its reasonable best efforts to obtain the consent or waivers to the transactions contemplated by this Agreement required under any assumed Station Agreements; provided that Seller shall not be required to pay or grant any material consideration in order to obtain any such consent or waiver.

         5.4 TAX RETURNS AND PAYMENTS. All taxes pertaining to ownership of the Sale Assets or operation of the Station prior to the Closing Date will be timely paid; provided that Seller shall not be required to pay any such tax so long as the validity thereof shall be contested in good faith by appropriate proceedings and Seller shall have set aside adequate reserves with respect to any such tax to the reasonable satisfaction of Buyer.

         5.5 ACCESS PRIOR TO THE CLOSING DATE. Prior to the Closing, Buyer and its representatives may make such reasonable investigation of the assets and business of the Station and the Sale Assets as it may desire; and Seller shall give to Buyer, its engineers, counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to personnel and all of the assets, books, records and files of or pertaining to the Station and the Sale Assets, provided that (i) Buyer shall give Seller reasonable advance notice of each date on which Buyer or any such other person or entity desires such access, (ii) each person (other than an officer of Buyer) shall, if requested by Seller, be accompanied by an officer or their representative of Buyer approved by Seller, which approval shall not be unreasonably withheld, (iii) the investigations at the offices of Seller shall be reasonable in number and frequency, and (iv) all investigations shall be conducted in such a manner as not to physically damage any property or constitute a disruption of the operation of the Station or Seller. Seller shall furnish to Buyer during such period all documents and copies of documents and information concerning the business and affairs of Seller and the Station as Buyer may reasonably request. No investigation or information furnished pursuant to this SECTION 5.5 shall affect any representations or warranties made by the Seller herein.

         5.6 CONFIDENTIALITY; PRESS RELEASE. All information, data and materials furnished or to be furnished to either party with respect to the other party in connection with this transaction or pursuant to this Agreement are confidential. Each party agrees that prior to Closing (a) it shall not disclose or otherwise make available, at any time, any such information, data or material to any person who does not have a confidential relationship with such party; (b) it shall protect such information, data and material with a high degree of care to prevent the disclosure thereof; and (c) if, for any reason, this transaction is not consummated, all information, data or material concerning the other party obtained by such party, and all copies thereof, will be returned to the other party. After Closing, neither party will disclose or otherwise make available to any person any of such information, data or material concerning the other party, except as may be necessary or appropriate in connection with the operation of the Station by Buyer. Each party shall use its reasonable efforts to prevent the violation of any of the foregoing confidentiality provisions by its respective representatives. Notwithstanding the foregoing, nothing contained herein shall prohibit Buyer or Seller from:

                        (i) using such information, data and materials in connection with any action or proceeding brought or any claim asserted by Buyer or Seller in respect of any breach by the other of any representation, warranty or covenant made in or pursuant to this Agreement; or

                        (ii) supplying or filing such information, data or materials to or with the FCC or SEC or any other valid governmental or court authority to the extent required by law or reasonably necessary to obtain any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement, and to consummate the transaction contemplated herein.

In the event that either party determines in good faith that a press release or other public announcement is desirable under any circumstances, the parties shall consult with each other to determine the appropriate timing, form and content of such release or announcement and thereafter may make such release or announcement.

         5.7 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition to the parties' obligations hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

         5.8 FCC REPORTS. Seller shall continue to file, on a current basis until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Station. Seller shall provide Buyer with copies of all such filings within five business days of the filing with the FCC.

         5.9 CONVEYANCE FREE AND CLEAR OF LIENS. At or prior to the Closing, Seller shall obtain executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Sale Assets and properties as security for payment of loans and other obligations or judgments and of any other Liens on the Sale Assets. At the closing, Seller shall transfer and convey to Buyer all of the Sale Assets free and clear of all Liens except Permitted Liens.

         5.10 ENVIRONMENTAL ASSESSMENT. Not later than forty-five (45) days after execution of this Agreement, Buyer may obtain a Phase I ("the Phase I") environmental assessment of the Sale Assets by an environmental engineer selected by Buyer. Within fourteen (14) days after Buyer's receipt of the Phase I, if the Phase I indicates environmental conditions may exist on, under or affect such properties that may constitute a violation or breach of Seller's representations and warranties contained in SECTION 3.14 of this Agreement or cause the condition contained in SECTION 6.9 to not be satisfied, then Buyer shall be entitled to obtain a Phase II ("the Phase II") environmental assessment of the Real Property, or any portion thereof. (The Phase I and the Phase II, if obtained, shall be referred to herein as the "Environmental Assessment"). Buyer shall commission and pay the cost of such Environmental Assessment and shall provide a copy to Seller. The Environmental Assessment shall be subject to the confidentiality provisions of SECTION 5.6. If after appropriate inquiry into the previous ownership of and uses of the Real Property consistent with good commercial or customary practice, the engineer concludes that environmental conditions exist on, under or affecting such properties that would constitute a violation or breach of Seller's representations and warranties contained in
SECTION 3.14 of this Agreement or cause the condition contained in SECTION 6.9 to not be satisfied, then Buyer may elect to proceed with the Closing or terminate the Agreement at the sole option of Buyer.

         5.11 NO INCONSISTENT ACTIVITIES. Seller agrees that it shall not, nor shall it authorize or permit any officer, director, employee, investment banker, attorney, advisor or agent, to directly or indirectly, solicit, initiate or encourage the submission of, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal by any party to acquire the Station or the Sale Assets.

                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF BUYER TO CLOSE

         Buyer's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

         6.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES;
                  CLOSING CERTIFICATE.

                  (a) The representations and warranties of Seller contained in this Agreement or in any other Document shall be complete and correct in all material respects on the date hereof and at the

Closing Date with the same effect as though made at such time except for changes that do not have a Material Adverse Effect on the Station or the Sale Assets taken as a whole.

                  (b) Seller shall have delivered to Buyer on the Closing Date a certificate that (i) the condition specified in SECTION 6.1(a) is satisfied as of the Closing Date, and (ii) except as set forth in such certificate (none of which exceptions shall be a Material Adverse Effect on the Station, the Sale Assets or Seller's ability to consummate the transaction contemplated hereby), the condition specified in SECTION 6.2 is satisfied as of the Closing Date.

         6.2 PERFORMANCE OF AGREEMENTS. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

         6.3      FCC AND OTHER CONSENTS.

                  (a) The FCC Order shall have been issued by the FCC and shall have become a Final Action without any Material Adverse Effect.

                  (b) Seller shall have satisfied all material conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied by Seller prior to transfer of the FCC Licenses to Buyer.

                  (c) All other material authorizations, consents, approvals and clearances of federal, state or local governmental agencies required to permit the consummation by Buyer of the transactions contemplated by this Agreement including, without limitation, the assignment of any FCC Authorization requested by Buyer, shall have been obtained; all material statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have a Material Adverse Effect on the operations of the Station.

         6.4 ADVERSE PROCEEDINGS. Neither Buyer nor any affiliate of Buyer shall be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting (i) the consummation of the transactions contemplated hereby or (ii) its participation in the operation, management, ownership or control of the Station; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction shall be pending. No governmental authority having jurisdiction shall have notified any party to this Agreement that consummation of the transaction contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision or that it intends to commence proceedings to restrain such consummation or to force divestiture, unless such governmental authority shall have withdrawn such notice. No governmental authority having jurisdiction shall have commenced any such proceeding.

         6.5 OPINION OF SELLER'S FCC COUNSEL. Buyer shall have received from Seller's FCC counsel an opinion, dated the Closing Date, in form and substance reasonably satisfactory to Buyer's FCC counsel, to the effect that:

                  (a) The FCC Licenses listed on SCHEDULE 3.8 are valid, in good standing and in full force and effect and include all material licenses, permits and authorizations which are necessary under the Rules and Regulations for Seller to operate the Station in the manner in which the Station is currently being operated.

                  (b) To counsel's knowledge, no condition has been imposed by the FCC as part of any FCC License which is not set forth on the face thereof as issued by the FCC or contained in the Rules and Regulations applicable generally to stations of the type, nature, class or location of the Station.

                  (c) No proceedings are pending or, to counsel's knowledge, are threatened which may result in the revocation, modification, non-renewal of, suspension of, or the imposition of a Material Adverse Effect upon, any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC which would materially adversely affect the continued operation of the Station, other than proceedings affecting the radio broadcasting industry in general.

         6.6 OTHER CONSENTS. Seller shall have obtained in writing and provided to Buyer on or before the Closing Date, without any condition materially adverse to Buyer or the Station, the material consents or waivers to the transactions contemplated by this Agreement required under those Station Agreements which Buyer has elected to assume.

         6.7 DELIVERY OF CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the Documents required to be delivered pursuant to SECTION 8.2.

         6.8      NO CESSATION OF BROADCASTING.

                  (a) Between the date hereof and the Closing Date, the Station shall not have for a period of more than ten (10) continuous days, (i) ceased broadcasting on its authorized frequency, (ii) lost substantially all of its normal broadcasting capability or (iii) been broadcasting at a power level of 50% or less of its FCC authorized level. Seller shall promptly notify Buyer of the occurrence of any one or more of the foregoing events or conditions, and the non-fulfillment of the condition precedent set forth in this Subsection caused by the occurrence of the events specified in Seller's notice shall be deemed waived by Buyer unless, within fifteen (15) days after Buyer's receipt of Seller's written notice, Buyer notifies Seller in writing to the contrary.

                  (b) In addition, during the five (5) days immediately preceding the Closing Date, the Station shall have been operating continuously with substantially all of its normal broadcasting capability except for cessation or reductions for insignificant periods of time resulting from occurrences (such as lightning strikes) over which Seller has no control. Seller shall have the right to delay Closing for a period not to exceed thirty (30) days if Seller reasonably determines that any action to restore the Station substantially all of its normal broadcasting capability can be completed during such delay period.

         6.9 ENVIRONMENTAL CONDITIONS. The Environmental Assessment obtained by Buyer pursuant to SECTION 5.10 hereof shall not have disclosed any material violation of any Environmental Law which is not removed or cured by Seller prior to Closing.

         6.10 ATLA POLICY. Seller shall have furnished to Buyer, at Seller's expense, an ATLA Title Insurance Policy, dated as of the Closing, that title to the Real Property is consistent with the representations and warranties set forth in Sections 3.7(d) and (e).

                                   ARTICLE VII

                           CONDITIONS PRECEDENT OF THE
                          OBLIGATION OF SELLER TO CLOSE

         The obligation of Seller to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the closing Date, of each of the following conditions, unless waived by Seller in writing:

         7.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES.

                  (a) The representations and warranties of Buyer contained in this Agreement shall be complete and correct in all material respects on the date hereof and at the Closing Date with the same effect as though made at such time except for changes that are not materially adverse to Seller.

                  (b) Buyer shall have delivered to Seller on the Closing Date a certificate that (i) the condition specified in SECTION 7.1(a) is satisfied as of the Closing Date, and (ii) except as set forth in such certificate (none of which exceptions shall be a Material Adverse Effect on Buyer's ability to consummate the transaction contemplated hereby), the conditions specified in
SECTION 7.2 are satisfied as of the Closing Date.

         7.2 PERFORMANCE OF AGREEMENTS. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

         7.3      FCC AND OTHER CONSENTS.

                  (a) The FCC Order shall have been issued by the FCC and shall have become effective under the rules of the FCC, without any condition materially adverse to Seller.

                  (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body relating thereto or in connection therewith specifies and requires to be satisfied by Buyer prior to transfer of the FCC Licenses to Buyer shall have been satisfied by Buyer.

                  (c) All other authorizations, consents, approvals and clearances of all federal, state and local governmental agencies required to permit the consummation by Seller of the transactions contemplated by this Agreement shall have been obtained; all statutory and regulatory requirements for such consummation shall have been fulfilled; and no such authorizations, consents, approvals or clearances shall contain any conditions that individually or in the aggregate would have any material adverse effect on Seller.

         7.4 ADVERSE PROCEEDINGS. Seller shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby. No governmental authority having jurisdiction shall have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or of any state or political subdivision or that it intends to commence proceedings to restrain such consummation or to force divestiture, unless such governmental authority shall have withdrawn such notice. No governmental authority having jurisdiction shall have commenced any such proceeding.

         7.5 DELIVERY OF CLOSING DOCUMENTS AND PURCHASE PRICE. Buyer shall have delivered or caused to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to SECTION 8.3, and Seller shall have received payment of the Purchase Price with the form of payment set forth in SECTION 2.4.
                                  ARTICLE VIII

                                     CLOSING

         8.1 TIME AND PLACE. Unless otherwise agreed to in advance by the parties, Closing shall take place in person or via facsimile at the offices of Buyer's counsel in Westlake Village, California, or at such other place as the parties agree, at 10:00 A.M. Pacific Time on the date (the "Closing Date") that is the later of (i) the fifth Business Day after the Applicable Date or (ii) the date as soon as practicable following satisfaction or waiver of the conditions precedent hereunder. The "Applicable Date" shall be the date on which issuance of the FCC Order without any Material Adverse Effect or condition materially adverse to Seller has become effective.

         8.2 DOCUMENTS TO BE DELIVERED TO BUYER BY SELLER. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  (a) Certified resolutions of Seller's Board of Directors and Shareholders approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transactions contemplated hereby and thereby.

                  (b)   The certificate required by SECTION 6.1(b).

                  (c) A bill of sale and other instruments of transfer and conveyance transferring to Buyer the Tangible Personal Property.

                  (d) Executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Sale Assets as security for payment of loans and other obligations and of any other Liens (other than Permitted Liens).

                  (e) An instrument or instruments assigning to Buyer all right, title and interest of Seller in and to all Station Agreements being assumed by Buyer, and all Real Property, including leases for the Real Property.

                  (f) An instrument assigning to Buyer all right, title and interest of Seller in the FCC Licenses, all pending applications relating to the Station before the FCC, and any remaining Sale Assets not otherwise conveyed.

                  (g) An instrument assigning to Buyer all rights, title and interest of Seller to the assets described in SECTIONS 2.1(f) AND (g) hereof.

                  (h) The opinion of Seller's FCC counsel, dated the Closing Date, to the effect set forth in SECTION 6.5.

                  (i)   True and correct copies of all records as described in
SECTION 2.1(e) hereof.

                  (j)   The ATLA Policy required by Section 6.10.

                  (k) Such additional information and materials as Buyer shall have reasonably requested, including without limitation, evidence that all consents and approvals required as a condition to Buyer's obligation to close hereunder have been obtained.

         8.3      DOCUMENTS  TO BE  DELIVERED  TO SELLER BY BUYER.
At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                  (a) Certified resolutions of Buyer's Board of Directors approving the execution and delivery of this Agreement and each of the other Documents and authorizing the consummation of the transaction contemplated hereby and thereby.

                  (b)   The Purchase Price as set forth in SECTION 2.4.

                  (c) The agreement of Buyer assuming the obligations under any Station Agreements being assumed by Buyer.

                  (d)   The certificate required under SECTION 7.1(b).

                  (e) Such additional information and materials as Seller shall have reasonably requested.

                                   ARTICLE IX

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                 INDEMNIFICATION

         9.1 SURVIVAL OF REPRESENTATION AND WARRANTIES. All representations, warranties, covenants and agreements contained in this Agreement or in any other Document shall survive the Closing for the Survival Period and the Closing shall not be deemed a waiver by either party of the representations, warranties, covenants or agreements of the other party contained herein or in any other Document. No claim may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such a notice is so given, the right to indemnification with respect thereto under this Article shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied. For purposes of this agreement the "Survival Period" shall be twelve (12) months after the Closing Date except as follows:

                  (a) Any representation and warranty contained in this Agreement shall be subject to the twelve (12) month Survival Period, except that any representation or warranty of Buyer of Seller as to (i) such party's qualification and authority to consummate the transactions contemplated hereby,
(ii) title of the parties to the Station or Sale Assets , or (iii) any tax obligation of Seller, the Survival Period shall be indefinite; and,

                  (b) As to any representation and warranty relating to any Station Agreement, the Survival Period shall be for the presently existing term of such Station Agreement plus any applicable period of time under any applicable law governing the bringing of claims under such Station Agreement.

         9.2 INDEMNIFICATION IN GENERAL. Buyer and Seller agree that the rights to indemnification and to be held harmless set forth in this Agreement shall, as between the parties hereto and their respective successors and assigns, be exclusive of all rights to indemnification and to be held harmless that such party (or its successors or assigns) would otherwise have by statute, common law or otherwise.

         9.3      INDEMNIFICATION BY SELLER.

                  Seller shall indemnify and hold harmless Buyer and any officer, director, agent, employee and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of:

                        (i) Any breach or non-performance by Seller of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Documents; or

                        (ii) The ownership or operation by Seller of the Station or the Sale Assets on or prior to the Closing Date; or

                        (iii) All other liabilities and obligations of Seller other than the Assumed Obligations; or

                        (iv) Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transaction contemplated hereby; or

                        (v) Any violation of any Environmental Laws during the time Seller occupied the Real Property.

         9.4      INDEMNIFICATION BY BUYER.

                  Buyer shall indemnify and hold harmless Seller and any officer, director, agent, employee and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of:

                        (i) Any breach or non-performance by Buyer of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Document; or

                        (ii) The ownership or operation of the Station after the Closing Date; or
                        (iii) All other liabilities or obligations of Buyer pursuant to the terms of this Agreement.

         9.5 INDEMNIFICATION PROCEDURES. In the event that an Indemnified Party may be entitled to indemnification hereunder with respect to any asserted claim of, or obligation or liability to, any third party, such party shall notify the Indemnifying Party thereof, describing the matters involved in reasonable detail, and the Indemnifying Party shall be entitled to assume the defense thereof upon written notice to the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party; provided, that once the defense thereof is assumed by the Indemnifying Party, the Indemnifying Party shall keep the Indemnified Party advised of all developments in the defense thereof and any related litigation, and the Indemnified Party shall be entitled at all times to participate in the defense thereof at its own expense. If the Indemnifying Party fails to notify the Indemnified Party of its election to defend, or contests its obligation to indemnify under this ARTICLE IX, the Indemnified Party may pay, compromise, or defend such a claim without prejudice to any right it may have hereunder.

                                    ARTICLE X

                         TERMINATION; LIQUIDATED DAMAGES

         10.1 TERMINATION. If Closing shall not have previously occurred, this Agreement shall terminate upon the earliest of:

                  (a) the giving of written notice from Seller to Buyer, or from Buyer to Seller, if:

                        (i) Seller gives such termination notice and is not at such time in material default hereunder, or Buyer gives such termination notice and Buyer is not at such time in material default hereunder; and

                        (ii)     Either:
                                    (A) any of the  representations  or
warranties contained herein of Buyer (if such termination notice is given by Seller), or of Seller (if such termination notice is given by Buyer), are inaccurate in any respect and materially adverse to the party giving such termination notice unless the inaccuracy has been induced by or is the result of actions or omissions of the party giving such termination notice; or

                                    (B) Any  material  obligation  to be
performed by Buyer (if such termination notice is given by Seller) or by Seller (if such termination notice is given by Buyer) is not timely performed in any material respect unless the lack of timely performance has been induced by or is the result of actions or omissions of the party giving such termination notice; or

                                    (C) Any  condition  (other  than  those
referred to in foregoing CLAUSES (A) and (B)) to the obligation to close the transaction contemplated herein of the party giving such termination notice has not been timely satisfied; and any such inaccuracy, failure to perform or non-satisfaction of a condition neither has been cured nor satisfied within twenty (20) days after written notice thereof from the party giving such termination notice nor waived in writing by the party giving such termination notice.

                  (b) Written notice from Seller to Buyer, or from Buyer to Seller, at any time after nine (9) months from the date this Agreement is executed; provided that termination shall not occur upon the giving of such termination notice by Seller if Seller is at such time in material default hereunder or upon the giving of such termination notice by Buyer if Buyer is at such time in material default hereunder.

                  (c) Written notice from Seller to Buyer, or from Buyer to Seller, at any time following a determination by the FCC that the application for consent to assignment of the FCC Licenses has been designated for hearing; provided that the party which is the subject of the hearing (or whose alleged actions or omissions resulted in the designation for hearing) may not elect to terminate under this subsection (c).

                  (d)   The written election by Buyer under SECTION 5.10 or
ARTICLE XI.

         10.2     OBLIGATIONS UPON TERMINATION.

                  (a)   In the event this Agreement is terminated pursuant to
SECTION 10.1(a)(ii)(A) or (B), the aggregate liability of Buyer for breach hereunder shall be limited as provided in SUBSECTION (b) below and the aggregate liability for Seller for breach hereunder shall be limited as provided in SUBSECTION (c) below. In the event this Agreement is terminated for any other reason, neither party shall have any liability hereunder, except that if a party acts in bad faith, such party shall be liable for the attorneys' fees and expenses incurred by the other party.

                  (b) If this Agreement is terminated by Seller's giving of valid written notice to Buyer pursuant to SUBSECTION 10.1(a)(ii)(A) OR (B), Buyer agrees that Seller shall be entitled to receive upon such termination, as liquidated damages and not as a penalty, the sum of $550,000 ("Liquidated Damages Amount"). SELLER'S RECEIPT OF THE LIQUIDATED DAMAGES AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY, AND SHALL BE SELLER'S SOLE REMEDY AT LAW OR IN EQUITY FOR BUYER'S BREACH

HEREUNDER IF CLOSING DOES NOT OCCUR. BUYER AND SELLER EACH ACKNOWLEDGE AND AGREE THAT THE LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY BUYER'S BREACH OF THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTION TO BE CONSUMMATED HEREUNDER.

                  (c) Notwithstanding any provision of this Agreement to the contrary, but subject to the provisions of the following sentences, if this Agreement is terminated by Buyer's giving of written notice to Seller pursuant to SECTION 10.1(a) (ii) (A) OR (B), Buyer shall not be entitled to damages or indemnification from Seller. Subject to the following sentence, if Seller attempts to terminate this Agreement under circumstances where it is not entitled to do so, or if Seller, by its own action, causes a breach of warranty or fails to satisfy a condition (including without limitation a refusal to consummate the transaction after Buyer has satisfied all conditions to Seller's obligation to close and Buyer has demonstrated its willingness and ability to close on the terms set forth in this Agreement and Buyer is not in default hereunder) with the intent of creating a situation whereby Buyer elects to terminate under SECTION 10.1(a) (ii) (A) OR (B) and Buyer does so elect to terminate, the monetary damages, if any, to which Buyer shall be entitled shall be limited to direct and actual damages and shall in no event exceed the Liquidated Damages Amount in the aggregate. If a circumstance described in the preceding sentence should arise and if Buyer establishes that the action of Seller described therein was taken intentionally in order to allow Seller to sell or enter into negotiations to sell the Station to another party, the damages to which Buyer shall be entitled shall not be limited to direct and actual damages.

         10.3     TERMINATION NOTICE. Each notice given by a party pursuant to
SECTION 10.1 to terminate this Agreement shall specify the Subsection (and clause or clauses thereof) of SECTION 10.1 pursuant to which such notice is given.

                                   ARTICLE XI

                                    CASUALTY

         Upon the occurrence of any casualty loss, damage or destruction material to the operation of the Station or the Sale Assets prior to the Closing, Seller shall promptly give Buyer written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known. Seller shall use its reasonable efforts to promptly commence and thereafter to diligently proceed to repair or replace any such lost, damaged or destroyed property. In the event that such repair or replacement is not fully completed prior to the Closing Date, Buyer may elect at its sole option to postpone the Closing until Seller's repairs have been fully completed if such event shall occur within sixty (60) days or to consummate the transactions contemplated hereby on the Closing Date, in which event Seller shall assign to Buyer the portion of the insurance proceeds (less all reasonable costs and expenses, including without limitation attorney's fees, expenses and court costs incurred by Seller to collect such amounts), if any, not previously expended by Seller to repair or replace the damaged or destroyed property (such assignment of proceeds to take place regardless of whether the parties close on the scheduled or deferred Closing Date) and Buyer shall accept the damaged Sale Assets in their damaged condition provided that Seller has satisfied its insurance obligations in SECTION 5.1(a) hereof. In the event Seller is unable to complete the repairs within sixty (60) days, Buyer shall have the option to terminate this Agreement. In the event the loss, damage or destruction causes or will cause the Station to be off the air for more than seven (7) consecutive days or fifteen (15) total days during a one month period, whether or not consecutive, then Buyer may elect either (i) to consummate the transactions contemplated hereby on the Closing Date, in which event Seller shall assign to Buyer the portion of the insurance proceeds (less all reasonable costs and expenses, including without limitation attorney's fees, expenses and court costs, incurred by Seller to collect such amounts), if any, not previously expended by Seller to repair or replace the damaged or destroyed property, and Buyer shall accept the damaged Sale Assets in their damaged condition, or (ii) to terminate this Agreement.

                                   ARTICLE XII

                               CONTROL OF STATION

         Between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of the Station or conduct of its business, all of which shall remain the sole responsibility and under the control of Seller, subject to Seller's compliance with this Agreement.

                                  ARTICLE XIII

                                  1031 EXCHANGE

         Seller agrees to cooperate with Buyer as reasonably requested by Buyer to assist Buyer in consummating a tax deferred exchange under Section 1031 of the INTERNAL REVENUE CODE of 1986, and the comparable provisions of applicable state law, provided Seller shall incur no additional liabilities, expenses or costs as a result of or connected with such exchange.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 FURTHER ACTIONS. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

         14.2 ACCESS AFTER THE CLOSING DATE. After the Closing and for a period of twelve (12) months, Buyer shall provide Seller, Seller's counsel, accountants and other representatives with reasonable access during normal business hours to the books, records, property, personnel, contracts, commitments and documents of the Station pertaining to transactions occurring prior to the Closing Date, that are the responsibility and obligation of the Seller, when requested by Seller, and Buyer shall retain such books and records for the normal document retention period of Buyer. At the request and expense of Seller, Buyer shall deliver copies of any such books and records to Seller.

         14.3     PAYMENT OF EXPENSES.

                  (a) Any fees assessed by the FCC in connection with the filings contemplated by SECTION 5.2 or consummation of the transactions contemplated hereby shall be shared equally between Seller and Buyer.

                  (b) All state or local sales or use, stamp or transfer, grant and other similar taxes payable in connection with consummation of the transactions contemplated hereby shall be shared equally between Seller and Buyer.

                  (c) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the consummation of the transactions contemplated herein.

         14.4 SPECIFIC PERFORMANCE. Seller acknowledges that the Station and the Sale Assets are of a special, unique, and extraordinary character, and that any breach of this Agreement by Seller could not be compensated for by damages. Accordingly, if Seller shall breach its obligations under this Agreement, Buyer shall be entitled, in addition to any of the remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. In any action by Buyer to equitably enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

         14.5 NOTICES. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier or sent by registered or certified mail, first class, postage prepaid, or by telex, cable, telegram, facsimile machine or similar written means of communication, addressed as follows:

                  (a)      If to Seller, to:






                  (b)      If to Buyer, to:

                           c/o SCA License Corporation
                           4880 Santa Rosa Road, Suite 300
                           Camarillo, California  93012
                           Attention:       Jonathan L. Block, Esq.
                                            Vice President & General Counsel
                           Telephone:  (805) 987-0400 ext. 106
                           Facsimile No.:  (805) 384-4505

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third (3rd) business day following the date mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date received.

         14.6 ENTIRE AGREEMENT. This Agreement, the Schedules and Exhibits hereto, and the other Documents constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties with respect to the subject matter hereof.

         14.7 BINDING EFFECT; BENEFITS. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         14.8 ASSIGNMENT. This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party.

         14.9 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance.

         14.10 BULK SALES. Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Act and similar laws of any state or jurisdiction, if applicable. Seller shall, in accordance with ARTICLE IX, indemnify and hold Buyer harmless from and against any and all claims made against Buyer by reason of such non-compliance.

         14.11 AMENDMENTS AND WAIVERS. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

         14.12 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the extent and purpose of such invalid and unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         14.13 HEADINGS. Except as provided in ARTICLE I, the captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         14.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by either party on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax signatures shall be deemed the same as original signatures. This Agreement is not binding until executed by both parties hereto.

         14.15 REFERENCES. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

         14.16 SCHEDULES AND EXHIBITS. Unless otherwise specified herein, each Schedule and Exhibit referred to in this Agreement is attached hereto, and each such Schedule and Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

         14.17 ATTORNEYS' FEES. If any action at law or equity is brought, whether in a judicial proceeding or arbitration or reference, to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         14.18 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any arbitration shall be conducted in Ventura County, California.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written.

"SELLER"                                        "BUYER "

CARTER BROADCASTING, INC.              SCA LICENSE CORPORATION

By:_______________________

Name:                              By:________________________________
Title:                             Name:
                                   Title:

                                LIST OF SCHEDULES

SCHEDULE 2.3               List of liabilities assumed by Buyer

SCHEDULE 2.5               Agreed allocation of purchase price

SCHEDULE 3.4               Consents

SCHEDULE 3.6               List of Tangible Personal Property

SCHEDULE 3.7               Description of Real Property

SCHEDULE 3.8               List of FCC licenses, permits & authorizations

SCHEDULE 3.9               List of Station Agreements

SCHEDULE 3.10 List of pending or threatened suits, actions or administrative proceedings

SCHEDULE 3.11              Employee Matters

SCHEDULE 3.18              Brokers or finders' fees

                                  SCHEDULE 2.3

                          LIABILITIES ASSUMED BY BUYER

                                  SCHEDULE 2.5

                       AGREED ALLOCATION OF PURCHASE PRICE

                                  SCHEDULE 3.4

                                    CONSENTS

                                  SCHEDULE 3.6

                           TANGIBLE PERSONAL PROPERTY

SCHEDULE 3.7

                          DESCRIPTION OF REAL PROPERTY

SCHEDULE 3.8

                                  FCC LICENSES

SCHEDULE 3.9

                               STATION AGREEMENTS

                                  SCHEDULE 3.10

         LIST OF PENDING OR THREATENED SUITS, ACTIONS OF
                                        ADMINISTRATIVE PROCEEDINGS

                                  SCHEDULE 3.11

                                EMPLOYEE MATTERS

                                  SCHEDULE 3.18

                                  BROKER'S FEES

                                       40